PURCHASE AGREEMENT

                                     AMONG

                     RO-LANK, INC., RONNY D. LANKFORD AND
                              ROBERT W. LANKFORD

                                      AND

                       AMERIKING TENNESSEE CORPORATION I

                                     BUYER

                               November 21, 1995







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                               TABLE OF CONTENTS


1. Definitions..............................................................1

2. Purchase and Sale of Target's Shares and Certain Properties..............5
         (a) Basic Transaction..............................................5
         (b) Purchase Price.................................................6
         (c) The Closing....................................................7
         (d) Deliveries at the Closing......................................7
         (e) Escrow Provisions..............................................8

3. Representations and Warranties Concerning the Transaction...............10
         (a) Representations and Warranties of the Sellers.................11
         (b) Representations and Warranties of the Buyer...................13

4. Representations and Warranties Concerning the Target and the Properties.14
         (a) Organization, Qualification, and Corporate Power..............14
         (b) Capitalization................................................14
         (c) Noncontravention..............................................15
         (d) Brokers' Fees.................................................15
         (e) Title to Assets...............................................15
         (f) Subsidiaries..................................................15
         (g) Financial Statements..........................................16
         (h) Events Subsequent to Most Recent Fiscal Year End..............16
         (i) Undisclosed Liabilities.......................................18
         (j) Legal Compliance..............................................19
         (k) Tax Matters...................................................19
         (1) Real Property.................................................21
         (m) Intellectual Property.........................................22
         (n) Tangible Assets...............................................22
         (o) Inventory.....................................................23
         (p) Contracts.....................................................23
         (q) Notes and Accounts Receivable.................................24
         (r) Powers of Attorney............................................24
         (s) Insurance.....................................................24
         (t) Litigation....................................................25
         (u) Product Warranty..............................................26
         (v) Product Liability.............................................26
         (w) Employees.....................................................26
         (x) Employee Benefits.............................................27
         (y) Guaranties....................................................27
         (z) Environment Health and Safety.................................27
         (aa) Certain Business Relationships with the Target...............28
         (ab) Disclosure...................................................28

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5. Pre-Closing Covenants...................................................29
         (a) General.......................................................29
         (b) Notices and Consents..........................................29
         (c) Operation of Business.........................................29
         (d) Preservation of Business......................................29
         (e) Full Access...................................................29
         (f) Notice of Developments........................................30
         (g) Exclusivity...................................................30
         (h) Title Insurance...............................................30
         (i) Surveys.......................................................30
         (j) Schedules and Exhibits........................................30

6. Post-Closing Covenants..................................................30
         (a) General.......................................................30
         (b) Litigation Support............................................31
         (c) Transition....................................................31
         (d) Confidentiality...............................................31
         (e) Covenant Not to Compete.......................................32
         (f) Payment of Debts or Release of Parties........................32
         (g) Indemnification of Sellers Regarding Leases and Franchise
                  Agreements...............................................32
         (h) Employment of Loretta Lankford................................32
         (i) Insurance Coverage............................................33
         (j) Access to Records.............................................33
         (k) S Election....................................................33

7. Conditions to Obligation to Close.......................................33
         (a) Conditions to Obligation of the Buyer.........................33
         (b) Conditions to Obligation of the Sellers.......................36

8. Remedies for Breaches of This Agreement.................................38
         (a) Survival of Representations and Warranties....................38
         (b) Indemnification Provisions for Benefit of the Buyer...........38
         (c) Indemnification Provisions for Benefit of the Sellers.........39
         (d) Matters Involving Third Parties...............................40
         (e) Determination of Adverse Consequences.........................42
         (f) intentionally omitted.........................................42
         (g) Other Indemnification Provisions..............................42

9. Termination.............................................................43
         (a) Termination of Agreement......................................43
         (b) Effect of Termination.........................................44

10. Miscellaneous..........................................................44
         (a) Nature of Certain Obligations.................................44
         (b) Press Releases and Public Announcements.......................45

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         (c) No Third-Party Beneficiaries..................................45
         (d) Entire Agreement..............................................45
         (e) Succession and Assignment.....................................45
         (f) Counterparts..................................................45
         (g) Headings......................................................45
         (h) Notices.......................................................45
         (i) Governing Law.................................................46
         (j) Amendments and Waivers........................................47
         (k) Severability..................................................47
         (1) Expenses......................................................47
         (m) Construction..................................................47
         (n) Incorporation of Exhibits and Schedules.......................48
         (o) Specific Performance..........................................48
         (p) Submission to Jurisdiction....................................48



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                              PURCHASE AGREEMENT

                  Agreement entered into November 21, 1995, by and among AMERIKING TENNESSEE CORPORATION I, a Delaware corporation (the
"Buyer"), and RONNY D. LANKFORD, ROBERT W. LANKFORD, and RO-LANK,
INC. (collectively the "Sellers")(the "Agreement"). The Buyer and the Sellers are referred to collectively herein as the "Parties."

                  Ronny D. Lankford and Robert W. Lankford in the aggregate own all of the outstanding capital stock of RO-LANK, INC., a Tennessee corporation (collectively the "Target").

                  Target owns and operates three (3) Burger King Restaurants described on Schedule 1 attached hereto.

                  The Franchise Agreements under which Target operates said Burger King Restaurants are held as set forth on Schedule 1 attached hereto and the real property on and improvements in which such restaurants are operated are held as indicated on Schedule 1.

                  This Agreement contemplates a transaction in which the Buyer will purchase from the Sellers, and the Sellers will sell to the Buyer, all of the outstanding capital stock of the Target, leaseholds, buildings, and certain franchise rights, in return for cash.

                  Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.

                  "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, abilities, obligations, Taxes, liens, lows, expenses, and fees, including court costs and attorneys' fees and expenses.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                  "Basis" means any past or present fact, situation, circumstances, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

                  "Buyer" has the meaning set forth in the preface above.








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                  "Closing" has the meaning set forth in Section 2(c)
below.

                  "Closing Date" has the meaning set forth in Section 2(c) below.

                  "Confidential Information means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

                  "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1. 1502-13.

                  "Disclosure Schedule" has the meaning set forth in
Section 4 below.

                  "Employee Benefit" means any fringe benefit plan or program provided for or available to employees of the Target.

                  "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                    "ERISA "means the Employee Retirement Income Security Act of 1974, as amended.

                  "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know
Act of 1986, as amended.

                  "Financial Statement" has the meaning set forth in
Section 4(g) below.






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                  "Indemnified Party " has the meaning set forth in Section
8(d) below.

                  "Indemnifying Party" has the meaning set forth in Section 8(d) below.

                  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivation and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyright and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registration and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

                  "Knowledge" mean actual knowledge after reasonable investigation.

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                  "Location" means the site of each of the three (3) Burger King Restaurants which restaurants are owned and operated by the Target. "Locations" means the three (3) sites collectively.

                  "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

                  "Most Recent Financial Statements" mean the Financial Statements set forth in Section 4(g) below.


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                  "Most Recent Fiscal Month End" means October 31, 1995.

                  "Most Recent Fiscal Year End" means December 31, 1994.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Party" has the meaning set forth in the preface above.

                  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Purchase Price" has the meaning set forth in Section 2(b) below.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable [or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings], (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "Sellers" has the meaning set forth in the preface above.

                  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Survey" has the meaning set forth in Section 5(i) below.

                  "Target" has the meaning set forth in the preface above.

                  "Target's Shares" means any share of the Common Stock of the Target.

                  "Tax" means any federal, state, local, or foreign income gross receipts, license, payroll, employment, excise, severance,

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stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or any similar tax), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Third Party Claim" has the meaning set forth in Section 8(d) below.

2. Purchase and Sale of Target's Shares and Certain Properties.

                  (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Sellers, and the Sellers agrees to sell to the Buyer, for the consideration specified below in this Section 2 the following:

                           (i) All of the issued and outstanding shares in
Target;

                           (ii) Burger King Franchise Agreements for each
Location with respect to which Sellers are franchisees;

                           (iii) All of the building leases and ground leases
for each Location, with respect to which Sellers are lessees.

                  This Agreement is one of two contracts being contemporaneously executed with the other being one between Buyer and QSC, Inc., et al. The Closing under this Agreement is contingent upon both contracts closing contemporaneously. The failure of either of the contracts to close contemporaneously renders this Agreement and all obligations under it null and void and this Agreement shall not be effective unless the other referenced contracts are executed by the parties thereto.

                  (b) Purchase Price. The Buyer agrees to pay to the Sellers the sum of One Million Eight Hundred Twenty-Nine Thousand Nine Hundred Ninety-six and No/100 ($1,829,996.00) Dollars, as adjusted as provided herein, (the "Purchase Price"). The Purchase Price shall be allocated among the items being purchased as the Parties may agree at or before Closing and such allocation shall be

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reflected on The Closing Statement, as such term is hereinafter defined.

                  The Purchase Price will be payable as follows;

                           (i) The sum of Twenty-Five Thousand and No/100
($25,000.00) Dollars (the "Deposit") will be paid at Closing by the Buyer to be held in an interest-bearing account by the Escrow Agent to be held and applied in accordance with the terms of Section 2(e) of this Agreement.

                           (ii) The sum of Nineteen Thousand and no/100 Dollars
($19,000.00) shall be paid over to Blue Ridge Foods, Inc. pursuant to that certain Release Agreement dated November 21, 1995 (the "Blue Ridge Release").


                           (iii) The balance of the Purchase Price shall be paid
at Closing by wire transfer.

                           (iv) In addition to the Purchase Price, Buyer shall
pay to Sellers the cost of the inventory on hand at each Location including current kid's toys, current promotional items and current promotional premiums, as of midnight prior to Closing. Payment for the inventory shall be made within twelve (12) business days of the Closing Date.

                           (v) Purchase Price Adjustments; The Purchase Price
shall be adjusted by adding the following items: (i) Target's prepaid expenses, (ii) Target's cash balances and (iii) prorata portion of rebates received by Target from Carolina franchise Association and RSI Buying Coop; and deducting the amount of Target's wages, bonuses, salaries, debts, accounts payable and trade payables of any nature whatsoever, whether due or accrued, including, without limitation, but including those debts set forth in Section 6(f). Such adjustments shall be calculated as of the Closing Date and shall be reflected in a closing statement (the "Closing Statement") to be signed by the Parties and delivered at the Closing. To the extent that such purchase price adjustments cannot be calculated precisely as of the Closing Date, such adjustments shall be applied as credits or debits, as the case may be, against the inventory purchase provided herein.

                  (c) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a mutually agreeable site on or before November 21, 1995, commencing at 9:00 a.m. local time on or such other date as the Buyer and the Sellers may mutually determine (the "Closing Date"); provided, however, that Buyer shall have the right to extend the


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Closing Date for thirty (30) days and if the Closing Date is extended the
Parties agree to enter a management agreement for the operation of the Locations, to be in form and substance agreeable to the Parties.

                  (d) Deliveries at the Closing. (i) The Sellers will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) the Buyer will deliver to the Sellers the various certificates, instruments, and documents referred to in Section 7(b) below,
(iii) the Sellers will deliver to the Buyer stock certificates representing all of his Target Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Buyer will deliver to each of the Sellers the consideration specified in Section 2(b) above, (v) the Sellers will deliver assignments necessary to convey the building leases and franchise agreements as indicated on Schedule 1, (vi) Sellers will pay at Closing or deliver evidence of prior payment of all outstanding accounts payable and obligations of Target, including, but not limited to, legal fees and expenses accrued through the Closing Date with respect to the litigation described in Sections 4(i) and 4(t) and the Schedule of Litigation, and (vii) Sellers will deliver at Closing releases of Target from any guarantees.

                  (e) Escrow Provisions.

                           (i) Appointment of Escrow Agent. The Parties hereby
designate Miller & Martin, Attorneys at Law, to act as Escrow Agent hereunder. The Escrow Agent shall be bound by the provisions of this Section 2(e), but not by any other provisions of this agreement.

                           (ii) The Deposit. Upon the execution of this
Agreement, Buyer has delivered to the Escrow Agent the Deposit as provided in
Section 2, and the Escrow Agent hereby acknowledges receipt thereof. The Escrow Agent shall hold the Deposit in an interest bearing account which is insured by the Federal Deposit Insurance Corporation. The Escrow Agent shall not be responsible for any loss resulting from any such investment.

                           (iii) Disposition of Deposit in the Event the
Closing Does Not occur.

                (a) Delivery to Sellers. In the event that this Agreement is properly terminated by Sellers pursuant to Section 9 (a)(iv), then the Escrow Agent shall deliver the deposit, including any interest thereon, to Sellers, and Buyer shall have no further

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liabilities or obligations to Seller hereunder or with respect to the transactions contemplated hereby.

                 (b) Delivery to Buyer. In the event that this Agreement is terminated in any manner other than as specified in subparagraph (a) above, the Escrow Agent shall deliver the Deposit, including any interest thereon, to Buyer.

  (c) Payment as Liquidated Damages. The Parties expressly acknowledge that the sums referred to above in subparagraph (a) to be paid over to Sellers are agreed upon as liquidated damages and not as a penalty and that such sums have been computed and estimated as a reasonable forecast of probable actual loss to Seller because of difficulty of estimating with exactness the damages which would actually result.

                           (iv) Disposition Of Deposit in the Event the Closing
Does Occur.

                  (a) Hold as Reserve. The Escrow Agent shall hold the Deposit in reserve for seventy-five (75) days after the Closing Date to apply against any liabilities or obligations of Target or of Sellers which may arise subsequent to Closing which Sellers have agreed to indemnify Buyer against under this Agreement. Buyer shall be entitled to payment from the Deposit for any amount which Sellers are obligated to indemnify Buyer under this Agreement.

                (b) Delivery to Sellers. Upon the expiration of the seventy-five (75) day period described in subparagraph (a) above, if Buyer has made no notification to Sellers of any claim for indemnification pursuant to this Agreement, then the Escrow Agent shall deliver the Deposit, including any interest thereon to the Seller.

                           (v) Provisions as to Escrow Agent.

                  (a) The Escrow Agent shall be protected in acting upon any written notice, statement, certificate, waiver, consent or other instrument or document which the Escrow Agent believes to be genuine.

                (b) It is understood and agreed that the duties of the Escrow Agent hereunder are purely ministerial in nature and that the Escrow Agent shall not be liable for any error or judgement, or for any act done or step taken or omitted in good faith, or for anything which the Escrow Agent may do or refrain from doing in connection with this Agreement, except that the
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Escrow Agent shall be liable for its own gross negligence or willful misconduct. In no event shall the Escrow Agent be required to account for any application of funds subsequent to Disposition thereof in accordance with this Agreement by the Escrow Agent.

                   (c) The Escrow Agent may consult with and obtain advice from legal counsel in the event of any dispute or question as to the construction of any of the provisions hereof or the Escrow Agent's duties hereunder, the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion of its legal counsel. The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of any of the other parties hereto, or anyone else, to perform or comply with any provisions of this Agreement or any other agreement or undertaking.

                (d) If at any time the Escrow Agent shall be in doubt as to the party or parties entitled to receive any or all of the Deposit, the Escrow Agent may apply to a court for a determination of the party or parties entitled to receive the same, and the Escrow Agent shall incur no liability therefor.

                   (e) If at any time the Escrow Agent shall receive conflicting notices, claims, demands or instructions with respect to any disbursement from the Deposit, or if for any other reason its shall be unable in good faith to determine the party or parties entitled to receive a disbursement from the Deposit, the Escrow Agent may refuse to make such disbursement until the Escrow Agent shall have received instructions in writing signed by all of the other parties hereto, or until directed by a final order of a court (in an action brought by the Escrow Agent pursuant to paragraph (d) above or by any other person), whereupon the Escrow Agent shall make such disbursement in accordance with such instructions or order.

                 (f) Exclusions from Target's Assets. Sellers shall have the right to receive at Closing certain administrative assets of Target set forth in the Schedule of Excluded Administrative Assets which are not involved directly in restaurant operations. The conveyance of such items to Sellers shall not reduce the Purchase Price.

3. Representations and Warranties Concerning the Transaction.

 (a) Representations and Warranties of the Sellers. Each of the Seller represents and warrants to the Buyer that the statements contained in this
Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete

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as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 3(a) with respect to himself or itself).

                           (i) Organization of Certain Sellers. If the Seller
is a corporation or partnership, the Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation .

                           (ii) Authorization of Transaction. Subject to
receiving a waiver of the right of first refusal from Burger King Corporation, the Sellers have full power and authority (including, if the Seller is a corporation or partnership, full corporate or partnership power and authority) to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Sellers, enforceable in accordance with its terms and conditions. The Sellers need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                           (iii) Noncontravention. Neither the execution and
the Delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers are subject or, if any of Sellers is a corporation or partnership, any provision of its charter, bylaws, or partnership agreement, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Sellers is a party or by which he, she or it is bound or to which any of his, her or its assets is subject except for any fees to be paid by Buyer to National Restaurant Enterprises, Inc. or The Jordan Company.

                           (iv) Broker's Fees. The Buyer has no Liability or
obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement as a result of any agreements, contracts or actions by Sellers.

                           (v) Target Shares. The Sellers hold of record and,
except for the Shareholders Agreement between the Sellers which shall be terminated by written instrument in the form attached

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hereto as Exhibit 3(a)(v) at Closing, own beneficially free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands the number of Target Shares as follows:

                  Name                     Number of Shares

                  Ronny D. Lankford             25,000
                  Robert W. Lankford            25,000

The Target Shares represent all of the issued and outstanding stock of Target. The Sellers are not a party to any option, warrant, purchase right, or other contract or commitment that could require the Sellers to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement). The Sellers are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target.

                      (vi) Franchise Agreements. The Sellers or Target own Franchise Agreements with Burger King for each Location as indicated on
Schedule 1. The Franchise Agreements are in full force and effect and are free and clear of any liens or encumbrances. Sellers shall provide Buyer with copies of Franchise Agreements for each Location.

                     (vii) Real Property. Target does not own any real property.

                     (viii) Leaseholds. Sellers or Target own a leasehold interest under Leases for each of the Locations as indicated on Schedule 1. All Leases are from third parties which are not related to or affiliated with Sellers in any manner whatsoever.

                  (b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Sellers that the statements contained in this 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then as though the Closing Date were substituted for the date of this Agreement throughout this 3(b)).

                           (i) Organization of the Buyer. The Buyer is a
corporation duly organized, validly existing, and in good standing under the laws of Delaware and is duly qualified to transact business in Tennessee.


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                      (ii) Authorization of Transaction. The Buyer has full
power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other agreements contemplated herein and to perform their obligations hereunder and thereunder. This Agreement and all other agreements contemplated herein constitute the valid and legally binding obligations of the Buyer, enforceable in accordance with their terms and conditions. The Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                     (iii) Noncontravention. Neither the execution and the Delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of their charters or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                      (iv) Brokers' Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated, except for any fees to be paid to National Restaurant Enterprises, Inc. or The Jordan Company.

                           (v) Investment. The Buyer is acquiring the Target's
share for investment purposes and is not acquiring the Target's Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. Representations and Warranties Concerning the Target and the Properties. The Sellers represent and warrant to the Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

                  (a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Target has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged (and in which it presently proposes to engage) and to own and use the properties owned and used by it. The Sellers shall deliver to the Buyer a list of the directors and officers of the Target, correct and complete copies of the charter, bylaws and corporate records of the Target as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Target are correct and complete. Target is not in default under or in violation of any provision of its charter or bylaws.

                  (b) Capitalization. The entire authorized capital stock of the Target consists of 100,000 Target Shares, of which 50,000 Target Shares are issued and outstanding and no Target Shares are held in treasury. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Sellers as set forth in Section 3(a). Except for the shareholders agreement among Sellers (which shall be terminated at or prior to Closing), there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

                  (c) Noncontravention. Neither the execution and the Delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or by-laws of the Target (except for restrictions on the transferability of Target stock set forth in Ro-Lank's by-laws) (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets are subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (d) Brokers' Fees. Except for the fee payable to Brennan, Dyer & Company, payable by the Sellers at Closing, the Target does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, and Sellers agree to indemnify and hold Buyer harmless from and against any an all claims for such fees.

                  (e) Title to Assets. Except as disclosed in this Agreement, the Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet.

                  (f) Subsidiaries. The Target has no subsidiaries.

                  (g) Financial Statements. Sellers have delivered to Buyer the following financial statements (the "Financial Statements"):

                           (i) Balance Sheet as of December 31, 1994 and
related statements of income, stockholders' equity and cash flows for the year then ended, as reviewed by Hazlett, Lewis & Bieter.

                           (ii) Monthly Internal Financial Statements for
Target and Individual Restaurants as of October 31, 1995.

The Financial Statements were prepared in substantial conformity with generally accepted accounting principles and applied on a consistent basis throughout the periods covered thereby, (subject to normal year end adjustments with respect to the interim financial statements referred to in 4(g)(ii)), are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete).

                  (h) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Target which have not occurred in the Ordinary Course of Business. Without limiting the generality of the foregoing, since that date:

                         (i) the Target has not sold, leased, transferred or
assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                         (ii) the Target has not entered into any agreement,
contract, lease or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business (except for a six (6) month increase of one (1%) percent in advertising contribution to Burger King Corporation commencing May 1, 1995);

                         (iii) no party (including the Target) has accelerated,
terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases and licenses) to which the Target is a party or by which it is bound;

                         (iv) except for a security interest in Target's
furniture, fixtures, and equipment given to NationsBank of Tennessee to secure the debt listed in Section 6(f), the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

                         (v) the Target has not made any capital expenditure
(or series of related capital expenditures) outside the Ordinary
Course of Business;

                         (vi) the Target has not made any capital investment
in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                         (vii) the Target has not issued any note, bond, or
other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation except to NationsBank of Tennessee as noted in Section 6(f);

                         (viii) the Target has not delayed or postponed the
payment of accounts payable and other Liabilities outside the ordinary Course of Business;

                         (ix) the Target has not canceled, compromised,
waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                         (x) the Target has not granted any license or
sublicense of any rights under or with respect to any Intellectual
Property;

                      (xi) there has been no change made or authorized in the charter or bylaws of the Target;

                     (xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                     (xiii) the Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property other than normal wear and tear;

   (xiv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees (except as set forth on the Schedule of Employee Loans to be provided by Sellers to Buyer at Closing outside the Ordinary Course of Business;

                     (xv) except as provided in Section 7(b)(xiv) and the Lankford Agreement, as hereinafter defined, the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                     (xvi) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                     (xvii) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit
Plan);

                     (xviii) the Target has not made any change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                     (xix) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary
Course of Business;

                     (xx) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

                     (xxi) the Target has not committed to any of the foregoing.

                  (i) Undisclosed Liabilities. The Target has no Liability (and to Sellers' knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) the pending litigation entitled Deborah S. Carnes v. Burger King Corporation, Ro-Lank, Inc. and Ro-Lank, Inc., d/b/a Burger King and Lisa D. Ritch v. Burger King Corporation, Ro-Lank, Inc., and Ro-Lank, Inc., d/b/a Burger King in the Chancery Court of Hamilton County, Tennessee and (ii) the matters set forth on the Schedule of Litigation to be provided by Sellers to Buyer at Closing.

                  (j) Legal Compliance. The Target and its predecessors and Affiliates, has substantially complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

                  (k) Tax Matters.

                           (i) The Target has filed all Tax Returns that it was
required to file. To Sellers' knowledge, all such Tax Returns were correct and complete in all respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

                           (ii) The Target has withheld and paid all Taxes
required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                     (iii) No Seller or director or officer (or employee responsible for Tax matters) of the Target has any Knowledge of any Basis for any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Target either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Target has Knowledge based upon personal contact with any agent of such authority. The Target hasno Tax Returns that have been audited, except for sales tax audits through May, 1994 (which audit has been closed and all assessments resulting therefrom have been paid), by the Tennessee Department of Revenue, and no Tax Returns that currently are the subject of audit. The Sellers have delivered to the Buyer correct and complete copies of all federal income Tax Returns filed, examination reports, and statements of deficiencies assessed against or agreed to by the Target for all years ending after December 31, 1991.

                           (iv) The Target has not waived any statute of
limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (v) The Target has not filed a consent under Code
Sec. 341(f) concerning collapsible corporations. The Target has not made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 28OG. The Target has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2). The Target has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. The Target is not a party to any Tax allocation or sharing agreement. The Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (B) has no Liability for the Taxes of any Person (other than the Target) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (vi) Sellers have provided or shall provide Buyer
the following information with respect to the Target as of the most recent practicable date (A) the tax basis of the Target in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax or excess charitable contribution allocable to the Target; and (C) the amount of any deferred gain or loss allocable to the Target arising out of any deferred intercompany transaction.

                           (vii) The unpaid Taxes of the Target (A) did not, as
of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

                  (1) Real Property.

                           (i) The Target does not own any real property.

                      (ii) All of the Locations are leased to the Target as indicated in Schedule 1. The Sellers have heretofore delivered to the Buyer correct and complete copies of the leases. With respect to each lease:

                (A) subject to receiving the consent of Lessors of any Locations leased to Sellers, the lease is legal, valid, binding, enforceable, and in full force and effect;

                (B) the lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                   (C) no party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (D) no party to the lease has repudiated any provision thereof;

                (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

                 (F) neither Sellers nor Target has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;
                   (G) all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained substantially in accordance with applicable laws, rules, and regulations;

                   (H) all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                   (I) [intentionally deleted]

                  (J) the landlords under the Leases are not related to or affiliated with Sellers in any manner whatsoever.

                  (m) Intellectual Property.

                           (i) The Target owns or has the right to use pursuant
to the Franchise Agreements, all Intellectual Property necessary or desirable for the operation of the businesses of the Target as presently conducted. Each item of Intellectual Property used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it uses.

                           (ii) Target has not interfered with, infringed upon,
misappropriated, or otherwise come into conflict with any Intellectual
Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Target.

                           (iii) [intentionally deleted].

                  (n) Tangible Assets. Except as set forth in the Schedule of Exceptions to Tangible Personal Property Owned or Leased heretofor delivered to Buyer, the Sellers or Target own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is in good, merchantable, operable or reasonably repairable condition, is suitable for the purpose for which it is being used and will be in good working order as of the Closing.

                  (o) Inventory. The inventory of the Target consists of food, supplies, and current kids' toys, current promotional items, current promotional premiums, all of which are merchantable and fit for the purpose for which it was procured or manufactured, and none of which is spoiled, obsolete, damaged or defective.

                  (p) Contracts. Sellers have provided Buyer with copies of the following contracts and other agreements to which any of the Target is a party,

                      (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

                      (ii) any agreement (or group of related agreements) for the purchase or sale of food, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

                      (iii) any agreement concerning a partnership or joint venture;

                      (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                      (v) any agreement concerning confidentiality or noncompetition;

                      (vi) any agreement with any of the Sellers and their Affiliates;

                      (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

     (viii) any collective bargaining agreement;

                 (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation and/or providing severance benefits;

                              (x) any agreement under which it has advanced or
loaned any amount to any of its directors, officers, and employees (except for the loans to employees set forth on the Schedule of Employee Loans, to be provided by Sellers to Buyer at Closing outside the Ordinary Course of Business (all such advancements or loans to be paid at closing); and

                           (xi) any agreement under which the consequences of
a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations of the Target.

The Sellers have delivered or will deliver prior to Closing to the Buyer a correct and complete copy of each written agreement described above and a written summary setting forth the terms and conditions of each oral agreement described above. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

                  (q) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on their books and records, are valid receivable subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts.

                  (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target.

                  (s) Insurance. Sellers have provided Buyer the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years;

                      (i) the name, address, and telephone number of the agent;

                     (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                    (iii) the policy number and the period of coverage;

                     (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of the deductibles and ceilings are calculated and operate) of coverage; and

                        (v) a description of any retroactive premium adjustments or other loss-sharing arrangements (including any workmen's compensation coverage audit).

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Target has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. There are no self-insurance arrangements affecting the Target.

                  (t) Litigation. Except for the pending litigation set forth in Section 4(i) and the matters set forth on the Schedule of Litigation, the Target (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is not a party or, is to Sellers' Knowledge threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Sellers and the directors and officers (and employees with responsibility for litigation matters) of the Target has any reason to believe that any action, suit, pending hearing, or investigation may be brought or threatened against the Target.

                  (u) Product Warranty. All of the food produced, sold, leased, or delivered by the Target has been in conformity with all applicable franchise standards and all express and implied warranties, and the Target has no Liability (and to Sellers' Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for damages in connection therewith.

                  (v) Product Liability. Other than as set forth in the Schedule of Litigation, the Target has no Liability (and to Sellers' Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any kids' toys, promotional items, promotional premises or any other product produced, sold, leased, or delivered by the Target.

                  (w) Employees. To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Target, no key restaurant employee, or group of employees has any plans to terminate employment with the Target, except in the Ordinary Course of Business. Target is not a party to or bound by any collective bargaining agreement, nor have any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Target has not committed any unfair labor practice. None of the Sellers and the directors and officers (and employees with responsibility for employment matters) of the Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of the Target. The Target has not knowingly employed anyone under the age of sixteen (16) years old in the previous three
(3) years.

                  (x) Employee Benefits.

                (i) The Sellers have provided Buyer a schedule of each Employee Benefit that the Target provides, maintains or to which the Target contributes.

                (A) Each such Employee Benefit complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.

                (B) All required reports and descriptions have been filed or distributed appropriately with respect to each such Employee
Benefit.

                 (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit in accordance with the past custom and practice of the Target, provided, however, that Buyer acknowledges that manager bonuses accrued to the Closing have not been paid. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit.

                                    (D) [Intentionally deleted]

                  (y) Guaranties. Other than as set forth in Section 6(f), the Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person, except by endorsement of negotiable instruments for deposit or collection and similar transactions in the Ordinary Course of Business.

                  (z) Environment Health and Safety.

                           (i) To the best of Sellers' knowledge, the Target
and its predecessors has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. Without limiting the generality of the preceding sentence, the Target and its predecessors have obtained and been in substantial compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                           (ii) To the best of Seller's Knowledge, the Target
has no Liability (and the Target and its predecessors have not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Target giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

                           (iii) To the best of Sellers' Knowledge, all
properties and equipment used in the business of the Target, and its predecessors have been free of asbestos, PCB'S, methylene chloride, trichloroethylene, 1,2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

                  (aa) Certain Business Relationships with the Target. Except as disclosed in this Agreement, none of the Sellers and their Affiliates (except for QED, Inc.) has been involved in any business arrangement or relationship with the Target and none of the Sellers and their Affiliates (except for QED, Inc.) owns any asset, tangible or intangible, which is used in the business of the Target. All such business arrangements and relationships are to be terminated prior to or at Closing.

                  (ab) Disclosure. To Sellers' Knowledge, the representations and warranties contained in this Section 4 do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained in this Section 4 not misleading.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of Agreement and the Closing.

                  (a) General. Each of parties will use his or its best efforts to take all action and to do all things, in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

                  (b) Notices and Consents. The Sellers will and will cause the Target to give any notices to third parties, and will and will cause the Target to use its best efforts to obtain any third party consents, that may be necessary or that the Buyer may request in connection with the matters referred to in Section 4(c) above.

                  (c) Operation of Business. The Sellers will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Sellers will not cause or permit the Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 4(h) above.

                  (d) Preservation of Business. The Sellers will cause the Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with franchisor, lessors, licensors, suppliers, customers, and employees.

                  (e) Full Access. Each of the Sellers will permit and the Sellers will cause the Target to permit, representatives of the Buyer to have full access to all premises, properties, personnel books, records (including Tax records), contracts, and documents of or pertaining to each of the Target during business hours at prearranged appointment times and (at Sellers' option) accompanied by one of Sellers or a representative of Sellers.

                  (f) Notice of Developments. The Sellers will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his or its own representations and warranties in Section 3 above.

                  (g) Exclusivity. Except for the necessary contact with Burger King Corporation relative to its rights of first refusal, none of the Sellers will (and the Sellers will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. None of the Sellers will vote their Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Sellers will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

                  (h) Title Insurance. [intentionally deleted]

                  (i) Surveys. [intentionally deleted]

                  (j) Schedules and Exhibits. Sellers shall promptly provide Buyer with copies of all documents, schedules and exhibits which this Agreement requires Sellers to provide. Buyer shall promptly notify Sellers of any objections to said documents to give Sellers the opportunity to cure said objections.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

                  (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement each of the Parties will take such further action (including the execution and Delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). The

Sellers acknowledge and agree that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target.

                  (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding hearing, investigation, charge, complaint claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Target, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

                  (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. Each of the Sellers will refer all customer inquiries relating to the businesses of the Target to the Buyer from and after the Closing.

                  (d) Confidentiality. Each of the Sellers will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal, provided, however, that the disclosing Seller shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

                  (e) Covenant Not to Compete. At closing, Sellers shall execute and deliver a covenant (collectively the "Non-Competition Agreements") not to compete directly or indirectly with the businesses that Target conduct. Said covenant shall be in form and substance approved by Buyer's attorney.

                  (f) Payment of Debts or Release of Parties. Simultaneous with Closing, Buyer will cause Target to pay in full or have Ronny D. Lankford and Robert W. Lankford released from the following debts:

                         (i) NationsBank of Tennessee - Debtor: QSC, Ro-Lank;
Guarantors: Reed, Lankford & Lankford; current principal amount
$643,503 (as of October 31, 1995);
Security: machinery and equipment (Manning refinance).

                  (g) Indemnification of Sellers Regarding Leases and Franchise Agreements. Buyer shall jointly and severally indemnify and hold Sellers harmless from any loss, damage or expense as a result of a breach or default under the Leases and Franchise Agreements for the Location which are the result of matters occurring after Closing.

                  (h) Employment of Loretta Lankford. Buyer, or Buyer's Affiliate, shall employ Loretta Lankford pursuant to the terms of the Amended and Restated Employment Agreement (the "Lankford Agreement"), such agreement to be in form and substance satisfactory to Buyer and Sellers.

                  (i) Insurance Coverage. Buyer shall maintain in force with respect to Target and its operations the same insurance coverage in place as of the Closing Date or shall replace such coverage with coverage which is at least comparable with such insurance.

                  (j) Access to Records. Buyer shall afford Sellers access to Target books and records in existence as of the Closing Date at such reasonable times and places as Buyer and Sellers may agree.

                (k) S Election. Buyer and Sellers acknowledge and agree that Target's S Corporation election will terminate pursuant to IRC 1362(d)(2) as a result of the sale of stock under this Agreement. The termination will result in two short taxable years: 1) the "S Short Year" and 2) the "C Short Year." Each year shall be treated separately under normal tax accounting rules. Prorata allocations shall not apply pursuant to IRC 1362(e)(6)(D). Sellers shall be responsible at their expense for filing Form 1120S for the S Short Year. Target shall provide any information necessary to assist Sellers in filing the Form 1120S for the S Short Year. Seller shall be responsible for any tax liability attributable to the S Short Year.

7. Conditions to Obligation to Close.

                  (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                      (i) the representations and warranties set forth in
Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date and Buyer shall have received all Schedules and Exhibits referred to in such Sections;

                      (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                      (iii) the Sellers and the Target shall have procured all of the third party consents specified in Section 5(b) above;

                      (iv) the Buyer has received all of the title insurance commitments, policies, and riders specified in Section 5(h) above, and all of the Surveys specified in Section 5(i) above;

                      (v) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or (D) affect adversely the right of any of the Target to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                      (vi) the Sellers shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

                     (vii) the Closing shall occur contemporaneously with the closing under a purchase agreement of even date herewith with QSC, Inc.;

                    (viii) the Sellers have received a waiver of the right of first refusal from Burger King Corporation in form and content satisfactory to Buyer's counsel;

                      (ix) the Buyer shall have received from counsel to the Sellers an opinion in form and substance satisfactory to Buyer's counsel addressed to the Buyer, and dated as of the Closing Date;

                      (x) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing at least five business days prior to the Closing;

                      (xi) the Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Target after the Closing;

                     (xii) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer;

                     (xiii) Target shall have paid or payment shall be made from closing funds by the closing attorney of all Target's accounts payable and obligations of any nature whatsoever, whether due or accrued, with the exception of the debts set forth in Section 6(f);

                      (xiv) Buyer's attorney shall be satisfied that in his opinion the pending litigation described in Section 4(i) is of such a nature that the Sellers' indemnification and the existing insurance adequately protects the Target and Buyer; and

                      (xv) Buyer and Buyer's attorney shall be satisfied with the documents, schedules, lists, and exhibits which Sellers and Target provide pursuant to this Agreement.

                     (xvi) the parties shall have executed and delivered the Closing Statement, the Non-Competition Agreements and the Lankford Agreement.

                    (xvii) Buyer's receipt of "payoff" letters, in form and substance suitable to Buyer, from each holder of Target's indebtedness and receipt of UCC-3 Termination Statements from each holder of a security interest in Target's assets;

                   (xviii) Buyer's receipt of such estoppel, consent, attornment and non-disturbance agreements from Target's landlords and holders of mortgages on each Location as Buyer may reasonably require;

                     (xix) Receipt of the Blue Ridge Release;

                      (xx) Buyer's receipt of evidence satisfactory to Buyer that all restrictions upon transfer of Target's stock under any shareholder agreement among the shareholders of Target have been waived or terminated.

                     (xxi) Receipt of all necessary consents to the transfer of Target stock as contemplated herein;

                    (xxii) Receipt of a certificate of the Secretary of Target relating to the charter, bylaws, officers and corporate records of Target;

                    (xxiv) Sellers shall have delivered to Buyer certificates representing their shares of Target stock, properly endorsed for transfer;

                     (xxv) Receipt of a copy of Target's (i) charter, certified by the Secretary of State of Tennessee, and (ii) bylaws, certified by Target's secretary; and

                    (xxvi) Receipt of Certificate of Existence relative to Target issued by the Secretary of State of Tennessee.

The Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

                  (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                       (i) the representations and warranties set forth in
Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                      (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                     (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment order, or charge shall be in effect);

                      (iv) the Buyer shall have delivered to the Sellers a certification to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

                       (v) the Target, shall have received all
authorizations, consents, and approvals of governments and governmental agencies required to consummate the transactions contemplated in this Agreement including but not limited to those referred to in Sections 3(a)(ii), 3(b)(ii), and Section 4(c) above;

                      (vi) Burger King Corporation shall have waived its right of first refusal;

                     (vii) the Sellers shall have received from counsel to the Buyer an opinion in form and substance satisfactory to Sellers' attorney, addressed to the Sellers, and dated as of the Closing
Date;

                    (viii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Sellers;

                      (ix) the Closing shall occur contemporaneously with closing under agreements of even date herewith between Buyer and QSC, Inc., et al.,

                       (x) the parties shall have executed, or caused the execution of, and delivery of the Closing Statement, the Noncompetition Agreements and the Lankford Agreement;

                      (xi) Sellers' receipt of a Certificate of the Secretary of Buyer as to the articles, bylaws and officers and directors of Buyer;

                     (xii) Sellers' receipt of good standing certificates relative to Buyer issued by the Secretaries of State of Tennessee and Delaware;

                    (xiii)  Receipt of the Blue Ridge Release; and

                     (xiv) Buyer shall have acknowledged its agreement to the matters set forth in that certain letter dated November 21, 1995 from Buyer to Sellers, a copy of which is attached hereto as Exhibit 7(b)(xiv).

The Sellers may waive any condition specified in this Section 7(b) if they execute a writing so stating at or prior to the Closing.

8. Remedies for Breaches of This Agreement.

                  (a) Survival of Representations and Warranties.

                           All of the representations and warranties of the
Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

                  (b) Indemnification Provisions for Benefit of the Buyer.

                           (i) In the event any of the Sellers breaches (or in
the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of their representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and, provided that the Buyer makes a written claim for indemnification against any of the Sellers pursuant to Section 10(h) below within the applicable survival period, then each of the Sellers agrees to indemnify the

Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                      (ii) In the event any of the Sellers breaches (or in the event any third party alleges facts that, if true, would mean any of the Sellers has breached) any of his or its covenants in Section 2(a) above or any of his or its representations and warranties in Section 3(a) above, and, claim for indemnification against the Seller pursuant to Section 10(h) below within applicable survival period pursuant to Section 8(a) above, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                     (iii) Each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of the Target for the unpaid Taxes of any Person (other than the Target) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                      (iv) Each of the Sellers agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by the pending litigation described in Section 4(i) or as set forth on the Schedule of Litigation including legal fees and expenses associated therewith.

                  (c) Indemnification Provisions for Benefit of the Sellers. In the event the Buyer breaches(or in the event any third party alleges facts that, if true, would mean the Buyer have breached) any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 8(a) above, provided that any of the Sellers makes a written claim for indemnification against the Buyer pursuant to Section 10(h) below within such survival period, then the Buyer agrees to indemnify each of the Sellers from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification

(including any Adverse Consequences the Seller may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

                  (d) Matters Involving Third Parties.

                           (i) If any third party shall notify any Party (the
"Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                      (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within (15 days) after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer regular from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                     (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the

Indemnifying Party (not to be withheld unreasonably) , and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, without the prior written consent of the Indemnified Party.

                      (iv) In the event any of the conditions in Section 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

                           (v) When a Loss not arising from a Third Party Claim
is paid or is otherwise fixed or determined, then the Buyer or the Sellers, as the case may be, claiming indemnification under this Agreement shall give the other notice of such Loss, in reasonable detail and specifying the amount of such Loss, and the Sections of this Agreement upon which the claim for indemnification for such Loss is based. If the recipient of the notice desires to dispute such claim, it shall, within 30 days after receipt of notice of the claim of Loss against it pursuant to this clause, give counternotice, setting forth the basis for disputing such claim to the Buyer or the Sellers. If such counternotice is not given within such thirty-day period or if the Buyer or the Sellers acknowledge liability for indemnification, then such Loss shall be promptly satisfied as provided in Section 8(g) of this Agreement.

                       (vi) If within 30 days after the receipt of counternotice by the Buyer or the Sellers, the Buyer and the Sellers shall not have reached agreement as to the claim in question, then the claim for indemnification shall be submitted to and settled by arbitration as hereinafter provided (it being expressly understood and agreed that if such counternotice is duly given, it is the intention of the parties to this Agreement that any such claim shall be resolved by arbitration as provided in this subsection). Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Buyer and the Sellers in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in the metropolitan Chattanooga, Tennessee area as as may be specified by the arbitrator (or any place agreed to by the Seller, the Buyer and the arbitrator), and shall be conducted in accordance with the Commercial Arbitration Rules existing at the date thereof of the American Arbitration Association to the extent not inconsistent with this Agreement. The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement, and to the extent the decision is that a Loss has been suffered for which either party is to be indemnified under this Agreement, it shall be promptly paid by the other party, and in the case of Buyer it will be paid by the Escrow Agent to the extent escrow funds are available; provided, however, that, if necessary, such decision and satisfaction procedure may be enforced by either the Buyer or the Sellers in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. The determination of which party (or combination thereof) bears the costs and expenses incurred in connection with any such arbitration proceeding shall be determined by the arbitrator.

                  (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Wall Street Journal Prime Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 8. All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

                  (f) intentionally omitted

                  (g) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of representation, warranty, or covenant. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against the Target by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, compiling claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

9. Termination.

                  (a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

                       (i) the Buyer and Sellers may terminate this Agreement by mutual written consent at any time prior to the Closing;

                      (ii) the Buyer may terminate this Agreement by giving written notice to the Sellers on or before the (30th) day following the date of this Agreement if Buyer as a result of its continuing business, legal and accounting due diligence regarding the Target becomes aware of matters which have a material adverse effect on the Target, the Target's assets, or the Target's business operations;

                     (iii) the Buyer may terminate this Agreement by giving written notice to the Sellers at any time prior to the Closing (A) in the event any of the Sellers has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Sellers of the breach and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1995, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                      (iv) the Sellers may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing
(A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, any of the Sellers has notified the Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before November 30, 1995, by reason of the failure of any condition precedent under Section 7(b)(i) (iv), (vii), (x)
- - (xii) and (xiv) hereof (unless the failure results primarily from any of the Sellers themselves breaching any representation, warranty, or covenant contained in this Agreement).

                  (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach). In the event of termination pursuant to Section (a) above, the Earnest Money will be returned to Buyer unless the termination is by Sellers pursuant to Section

9(a)(iv)(A) in which event the Earnest Money shall be paid to Sellers, provided that if the termination is by Buyer under Section 9(a)(ii), the Parties shall submit the question of actual damages suffered by Sellers to binding arbitration.

10. Miscellaneous.

                  (a) Nature of Certain Obligations.

                       (i) The covenants of each of the Sellers in Section 2(a) above concerning the sale of his or its Shares to the Buyer and the representations and warranties of each of the Sellers in Section 3(a) above concerning the transaction are several obligations. This means that the particular Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in Section 8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

                      (ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that each Seller will be responsible to the extent provided in
Section 8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

                  (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer and the Sellers.

                  (c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

                  (d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

                  (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Sellers; provided, however, that the Buyer may (i) assign any or all of its rights and interests

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


hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

                  (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                  (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:



         If to the Sellers to:           Copy to:

         Ronny D. Lankford                  W. Scott McGinness, Jr., Esquire
         9408 Mountain Shadow Drive         Miller & Martin
         Chattanooga, TN 37421              Suite 1000 Volunteer Building
                                            832 Georgia Avenue
                                            Chattanooga, TN 37402

         If to the Buyer:                   Copy to:

         AmeriKing Tennessee                The Jordan Company
          Corporation I                     9 West 57th St., 40th Floor
         c/o AmeriKing                      New York, NY 10019
         2215 Enterprise Drive              Attn: A. Richard Caputo, Jr.
         Suite 1502
         Westchester, IL 60154
         Attn: Lawrence Jaro

                           and to:

                                    Mayer, Brown & Platt
                                    1675 Broadway
                                    New York, NY 10019-5820
                                    Attn: Martin J. Collins

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address


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




set forth above using any other means (including personal Delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

                  (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Tennessee without giving effect to any choice or conflict of law provision or rule (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee).

                  (j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                  (k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                  (l) Expenses. Except as set forth herein, each of the Parties and the Target, will bear his or its own costs and expenses, (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Buyer has not borne and will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

                  (m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the



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provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

                  (n) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement which Sellers and Target are to provide to Buyer prior to Closing are incorporated herein by reference and made a part hereof.

                  (o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in 10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

                  (p) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Chattanooga, Tennessee, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

                  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.




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




           Buyer:

                                     AMERIKING TENNESSEE CORPORATION
                                     I

                                     By:____________________________

                                     Title:________________________

          Sellers:

                                     -------------------------------
                                     Ronny D. Lankford

                                     ------------------------------
                                     Robert W. Lankford

                                     RO-LANK, INC.



                                     By:_____________________________




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



                                   (Ro-Lank)

                                  Schedule 1


 BKC                                                            Real
 ---                                                            ----
Restau-                                                         Estate
- -------                                                         ------
rant No.   Location                  Franchise                  Interest
- --------   --------                  ---------                  --------
3351       Signal Mountain Road      Ronny D. Lankford          L&L-Lessee
           Chattanooga, TN           Robert W. Lankford
                                     ("L & L")
2657       East Ridge, TN            L&L                        L&L-Lessee
2995       Highway 58,               L&L                        L&L-Lessee
           Chattanooga, TN





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